Exhibit 1.2

CREATIVE MEDIA & COMMUNITY TRUST CORPORATION
SOLICITING DEALER AGREEMENT
Ladies and Gentlemen:
CCO Capital, LLC, a Delaware limited liability company, as the dealer manager (the “Dealer Manager”) for Creative Media & Community Trust Corporation, a Maryland corporation (the “Company”), invites you to participate in the distribution of a maximum of $692,312,129, on an aggregate basis, of Series A1 Preferred Stock, par value $0.001 per share, of the Company (the “Series A1 Preferred Stock” or the “Preferred Shares”) subject to the following terms:
1.Dealer Manager Agreement. The Dealer Manager is expected to enter into the Third Amended and Restated Dealer Manager Agreement, to be dated on or about June 16, 2022 (as may be further amended from time to time, the “Dealer Manager Agreement”), with the Company and CIM Service Provider, LLC, a Delaware limited liability company (the “Manager”), pursuant to which the Dealer Manager has agreed to use its reasonable best efforts to solicit subscriptions in connection with the public offering (the “Offering”) of a maximum of $692,312,129, on an aggregate basis, of the Preferred Shares. Unless otherwise defined herein, capitalized terms used herein shall have the respective meanings therefor as in the Dealer Manager Agreement.
In connection with the performance of the Dealer Manager’s obligations under Section 5 of the Dealer Manager Agreement, the Dealer Manager is authorized to retain the services of securities dealers (collectively, the “Soliciting Dealers”) who are members of the Financial Industry Regulatory Authority, Inc. (“FINRA”) to solicit subscriptions for the Preferred Shares in connection with the Offering. You are hereby invited to become one of the Soliciting Dealers and, as such, to use your reasonable best efforts to solicit subscribers for the Preferred Shares, in accordance with the terms and conditions of this Soliciting Dealer Agreement (this “Agreement”). The Company will sell Preferred Shares using both electronic subscription and settlement processes (“Electronic Settlement”) and physical subscription and settlement processes (“Physical Settlement”).
2.Registration Statement. The Company has filed with the U.S. Securities and Exchange Commission (the “Commission”) a shelf registration statement on Form S-3 (Reg. No. 333-233255), including a base prospectus, declared effective by the Commission on November 27, 2019 (the “Shelf Registration Statement”), containing a base prospectus, for the registration of the Preferred Shares under the Securities Act of 1933, as amended (the “Securities Act”), and the rules and regulations of the Commission promulgated thereunder (the “Securities Act Rules and Regulations”). Except where the context otherwise requires, the term “Registration Statement” shall refer to the most recently declared effective of (i) the Shelf Registration Statement, (ii) any subsequent registration statement in respect of the Offering filed with the Commission pursuant to Rule 415(a)(6) under the Securities Act, from and after the declaration of the effectiveness of such subsequent registration statement, and (iii) any post-effective amendment to the Shelf Registration Statement or any subsequent registration statement in respect of the Offering filed with the Commission, in each case from and after the declaration of effectiveness of such post-effective amendment or subsequent registration statement, and in each case including any information contained in a Prospectus (as defined below) subsequently filed with the Commission pursuant to Rule 424(b) under the Securities Act or deemed to be a part of such registration statement pursuant to the Securities Act Rules and Regulations. The term “Prospectus” shall refer to the base prospectus contained in the Registration Statement, as supplemented from time to time. The term “preliminary Prospectus” shall refer to a preliminary prospectus related to the Offering prior to the final determination of pricing terms included at any time as part of the Registration Statement. As used herein, the terms “Registration Statement”, “Prospectus” and “preliminary Prospectus” shall include the documents, if any, incorporated or deemed to be incorporated by reference therein.

3.Compliance with Applicable Rules and Regulations; License and Association Membership.
Upon the effectiveness of this Agreement, the undersigned dealer will become one of the “Soliciting Dealers” referred to in the Dealer Manager Agreement and is referred to herein as “Soliciting Dealer”. Soliciting Dealer agrees that solicitation and other activities by it hereunder shall comply with, and shall be undertaken only in accordance with, the terms of the Dealer Manager Agreement, the terms of this Agreement, the Securities Act, the Securities Act Rules and Regulations, the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the applicable rules and regulations promulgated thereunder (including, without limitation, the provisions of Regulation M applicable to the Offering, as interpreted by the Commission and after giving effect to any applicable exemptions) (the “Exchange Act Rules and Regulations”), the Rules of Fair Practice of FINRA, the FINRA Rules (including, without limitation, Rules 2111, 2040, 2340, 5130 and 5141 of the FINRA Rules), and all other applicable federal and state laws and regulations promulgated thereunder.
Soliciting Dealer will not offer the Preferred Shares for sale in any jurisdiction unless and until it has been advised that the Preferred Shares are either registered in accordance with, or exempt from, the securities and other laws applicable thereto. Soliciting Dealer will offer Preferred Shares only to persons in the states in which it is advised in writing by its counsel that the Preferred Shares are qualified for sale or that such qualification is not required. In offering the Preferred Shares, Soliciting Dealer will comply with the provisions of all applicable rules and regulations relating to suitability of investors, including without limitation the FINRA Conduct Rules. Notwithstanding the foregoing, Soliciting Dealer shall not execute any transaction with respect to the Preferred Shares in a discretionary account without prior written approval of the transaction by the customer.
Soliciting Dealer’s acceptance of this Agreement constitutes a representation and warranty to the Company and to the Dealer Manager that Soliciting Dealer is a properly registered or licensed broker-dealer, duly authorized to sell the Preferred Shares under federal securities laws and regulations and that it is a member in good standing of FINRA. Soliciting Dealer represents and warrants that it is currently licensed as a broker-dealer in the state in which its principal office is located. This Agreement shall automatically terminate with no further action by either party if Soliciting Dealer ceases to be a member in good standing of FINRA or with the securities commission of the state in which Soliciting Dealer’s principal office is located. Soliciting Dealer agrees to notify the Dealer Manager immediately if Soliciting Dealer ceases to be a member in good standing of FINRA or with the securities commission of the state in which Soliciting Dealer’s principal office is located.
4.Limitation of Offer.
(a)Soliciting Dealer will not offer Preferred Shares and will not permit any of its registered representatives to offer Preferred Shares in any jurisdiction unless both Soliciting Dealer and such registered representative are duly licensed to transact business in securities in such jurisdiction. In offering Preferred Shares, Soliciting Dealer shall comply with the provisions of the Rules of Fair Practice set forth in the FINRA Manual, as well as all other applicable rules and regulations.
(b)Soliciting Dealer shall maintain all Subscription Agreements (as defined below) for at least six years or for a period of time not less than that required in order to comply with all applicable federal and other regulatory requirements. Soliciting Dealer may satisfy its obligation by contractually requiring Subscription Agreements to be maintained by the investment advisers or banks it engages. Soliciting Dealer further agrees to comply with the record keeping requirements of the Exchange Act, including, but not limited to, Rules 17a-3 and 17a-4 promulgated under the Exchange Act. Soliciting Dealer agrees to make such documents and records available to the Dealer Manager and the Company upon request, and representatives of the Commission and FINRA upon Soliciting Dealer’s receipt of an appropriate document subpoena or other appropriate request for documents from any such agency.
5.Delivery of Prospectus and Approved Sales Literature.
(a)Soliciting Dealer will: (i) deliver a Prospectus, as then supplemented or amended, to each person who subscribes for Preferred Shares prior to the tender of such person’s subscription agreement (the “Subscription Agreement”); (ii) promptly comply with the written request of any person for a copy of the Prospectus, as then supplemented or amended, prior to the termination of the Offering; (iii) deliver to any person, in accordance with applicable law or as prescribed by any state securities administrator, a copy of any prescribed document included within the Registration Statement and any supplements thereto during the course of the Offering; (iv) not use any sales materials in connection with the solicitation of purchasers of the Preferred Shares except Approved Sales Literature (as defined below); (v) to the extent the Company provides Approved Sales Literature, not use such Approved Sales Literature unless accompanied or preceded by the Prospectus, as then amended or supplemented; and (vi) not give or provide any information or make any representation or warranty other than information or representations contained in the Prospectus or the Approved Sales Literature. Soliciting Dealer will not publish, circulate or otherwise use any other advertisement or solicitation material in connection with the Offering without the Dealer Manager’s express prior written approval. As used in this Agreement, “Approved Sales Literature” has the meaning set forth in the Dealer Manager Agreement, but excludes material or writing marked “broker-dealer use only” or otherwise bearing a legend denoting that it is not to be used in connection with the offer or sale of Preferred Shares.
(b)Nothing contained in this Agreement shall be deemed or construed to make Soliciting Dealer an employee, agent, representative or partner of the Dealer Manager or the Company, and Soliciting Dealer is not authorized to act for the Dealer Manager or the Company.
(c)Soliciting Dealer will not send or provide supplements to the Prospectus or any Approved Sales Literature to any prospective investor unless it has previously sent or provided a Prospectus and all supplements thereto to that prospective investor or has simultaneously sent or provided a Prospectus and all supplements thereto with such Prospectus supplement or Approved Sales Literature.
(d)Soliciting Dealer will not make any public oral communications relating to the Offering that have not been previously approved by the Company.
(e)Notwithstanding anything to the contrary that may be contained in this Agreement, Soliciting Dealer will not show to, or provide any prospective investor with, or reproduce any material or writing which is supplied to it by the Dealer Manager and marked “broker-dealer use only” or otherwise bearing a legend denoting that it is not to be used in connection with the offer or sale of Preferred Shares, to members of the public.
(f)The Dealer Manager will supply Soliciting Dealer with reasonable quantities of the Prospectus (including any supplements thereto), as well as any Approved Sales Literature, for delivery to prospective investors as soon as reasonably practicable after sufficient quantities thereof have been made available to the Dealer Manager by the Company in accordance with the Dealer Manager Agreement.
(g)Soliciting Dealer shall furnish a copy of any revised preliminary Prospectus to each person to whom it has furnished a copy of any previous preliminary Prospectus, and further agrees that it will mail or otherwise deliver all preliminary and final Prospectuses required for compliance with the provisions of Rule 15c2-8 under the Exchange Act.

(h)Soliciting Dealer agrees that it will rely upon no statement whatsoever, written or oral, other than the statements in the final Prospectus (as amended or supplemented from time to time) or in Approved Sales Literature. Soliciting Dealer is not authorized by the Dealer Manager nor the Company to give any information or to make any representation not contained in the final Prospectus (as amended or supplemented from time to time) or in Approved Sales Literature in connection with the sale of the Preferred Shares.
6.Submission of Orders; Right to Reject Orders.
(a)With respect to Soliciting Dealer’s participation in any resales or transfers of the Preferred Shares, Soliciting Dealer agrees to comply with any applicable requirements set forth in Section 3.
(b)If using Physical Settlement:
(i)Payments for Preferred Shares shall be made by checks payable to “Creative Media & Community Trust Corporation” or as otherwise directed by the Dealer Manager. Soliciting Dealer shall forward original checks for the purchase of Preferred Shares together with an original Subscription Agreement (if required by the Dealer Manager), completed, executed and initialed where indicated by the subscriber as provided for in the Subscription Agreement, to an institution directed by the Dealer Manager (the “Closing Agent”) at the address provided in the Subscription Agreement.
(ii)When Soliciting Dealer’s internal supervisory procedures are conducted at the site at which the Subscription Agreement and check for the purchase of Preferred Shares were initially received by Soliciting Dealer from the subscriber, Soliciting Dealer shall transmit the Subscription Agreement and check for the purchase of Preferred Shares to the Closing Agent (or such other third party as directed by the Dealer Manager) by the end of the next business day following receipt of the check and Subscription Agreement. When, pursuant to Soliciting Dealer’s internal supervisory procedures, Soliciting Dealer’s final internal supervisory procedures are conducted at a different location (the “Final Review Office”), Soliciting Dealer shall transmit the check for the purchase of Preferred Shares and Subscription Agreement to the Final Review Office by the end of the next business day following Soliciting Dealer’s receipt of the Subscription Agreement and check for the purchase of Preferred Shares. The Final Review Office will, by the end of the next business day following its receipt of the Subscription Agreement and check for the purchase of Preferred Shares, forward both the Subscription Agreement and check for the purchase of Preferred Shares to the Closing Agent (or such other third party as directed by the Dealer Manager). If any Subscription Agreement solicited by Soliciting Dealer is rejected by the Company, then the Subscription Agreement and check will be returned to the rejected subscriber within ten business days from the date of rejection. As used in this Agreement, “business day” means any day other than a Saturday, Sunday or a day on which banking institutions in the State of New York, the State of Texas or the State of California are authorized or obligated by law or executive order to close.
(iii)Notwithstanding the foregoing, in accordance with the applicable Exchange Act Rules and Regulations, if Soliciting Dealer has net capital of $250,000 or more, it may instruct its customers to make their checks payable to Soliciting Dealer. In such case, Soliciting Dealer shall issue a check made payable to the Closing Agent in accordance with the foregoing provisions of this Section 6(b), as applicable.
(c)If using Electronic Settlement, the Soliciting Dealer will coordinate for payment in connection with their electronically placed orders.
(d)All orders, whether initial or additional, are subject to acceptance by and shall become effective upon confirmation by the Company, which reserves the right to reject any order in its sole discretion for any or no reason. Orders not accompanied by the required instrument of payment for Preferred Shares may be rejected. Issuance and delivery of a Preferred Share will be made only after a sale of a Preferred Share is deemed by the Company to be completed in accordance with Section 5(c) of the Dealer Manager Agreement. If an order is rejected, cancelled or rescinded for any reason, then Soliciting Dealer will return to the Dealer Manager any selling commissions or Dealer Manager Fees theretofore paid with respect to such order, and, if Soliciting Dealer fails to so return any such selling commissions or Dealer Manager Fees, the Dealer Manager shall have the right to offset amounts owned against future commissions or Dealer Manager Fees due and otherwise payable to Soliciting Dealer (it being understood and agreed that such right to offset shall not be in limitation of any other rights or remedies that the Dealer Manager may have in connection with such failure).
7.Soliciting Dealer’s Compensation.
(a)Subject to the terms and conditions set forth herein and in the Dealer Manager Agreement, the Dealer Manager shall pay to Soliciting Dealer a selling commission of up to 7.0% of the selling price of each share of Series A1 Preferred Stock sold by it and accepted and confirmed by the Company. For purposes of this Section 7(a), Preferred Shares are “sold” only if an executed Subscription Agreement is accepted by the Company and the Company has thereafter distributed the selling commission to the Dealer Manager in connection with such transaction pursuant to the Dealer Manager Agreement.
(b)Notwithstanding the foregoing, it is understood and agreed that no selling commission shall be payable with respect to particular Preferred Shares if the Company rejects a proposed subscriber’s Subscription Agreement. Accordingly, Soliciting Dealer shall have no authority to issue a confirmation (pursuant to Exchange Act Rule 10b-10) to any subscriber, such authority residing solely in the Dealer Manager, as the dealer manager and processing broker-dealer of the Offering.
(c)The Dealer Manager may, in its sole discretion, re-allow all or any portion of the Dealer Manager Fee received by it to Soliciting Dealer. Subject to the immediately succeeding paragraph, the Dealer Manager or the Soliciting Dealer may, in its respective sole discretion, request the Company to reimburse to Soliciting Dealer for any bona fide due diligence expenses to the extent that such expenses have been approved in each case by the Company in advance, actually been incurred and are supported by detailed and itemized invoice(s) provided to the Company and permitted pursuant to the rules and regulations of FINRA.
(d)Allowable marketing expenses, such as Soliciting Dealer conferences, that have been pre-approved by the Company, may be advanced to Soliciting Dealer and later deducted from the portion of the Dealer Manager Fee re-allowed to that Soliciting Dealer (or, if not so deducted, the Soliciting Dealer hereby agrees to reimburse the Company directly for any portion of such allowable marketing expenses). If the Offering is not consummated, Soliciting Dealer will repay any such advance to the Dealer Manager and/or the Company, as the case may be, to the extent not expended on marketing expenses, and to the extent permitted by FINRA Rule 2310. Any such advance shall be deducted from the maximum amount of the Dealer Manager Fee that may otherwise be re-allowable to Soliciting Dealer. Notwithstanding anything herein to the contrary, Soliciting Dealer will not be entitled to receive any portion of the Dealer Manager Fee which would cause the aggregate amount of selling commissions, dealer manager fees, other expenses incurred by the Dealer Manager or Soliciting Dealers associated with the Offering, which are paid by or reimbursed by the Company, the Manager or other party, which are deemed components of underwriter compensation and other forms of underwriting compensation, including non-cash compensation (as defined in accordance with applicable FINRA rules, including, but not limited to FINRA Rule 2310(c)(2)(iii)) received by the Dealer Manager and all Soliciting Dealers to exceed 10% of the gross proceeds raised from the sale of Preferred Shares in the Offering.

(e)The Company will not be liable or responsible to Soliciting Dealer for the payment of any selling commissions or fees or any reallowance of selling commissions or fees to Soliciting Dealer, such payment and reallowance of selling commissions and fees being the sole and exclusive responsibility of the Dealer Manager (to the extent set forth in this Agreement). Soliciting Dealer acknowledges and agrees that the Dealer Manager’s liability for selling commissions and fees payable to Soliciting Dealer is limited solely to selling commissions and fees received by the Dealer Manager from the Company pursuant to the Dealer Manager Agreement in connection with Soliciting Dealer’s sale of Preferred Shares.
8.Reserved Preferred Shares. The number of Preferred Shares, if any, to be reserved for sale by each Soliciting Dealer may be decided by, from time to time, the Dealer Manager with the prior approval of the Company. The Dealer Manager reserves the right to notify Soliciting Dealer by U.S. mail or by other means of the number of Preferred Shares reserved for sale by Soliciting Dealer, if any. Such Preferred Shares will be reserved for sale by Soliciting Dealer until the time specified in the Dealer Manager’s notification to Soliciting Dealer. Sales of any reserved Preferred Shares after the time specified in the notification to Soliciting Dealer or any requests for additional Preferred Shares will be subject to rejection in whole or in part.
9.Dealer Manager’s Authority. Subject to the Dealer Manager Agreement, the Dealer Manager shall have full authority to take such action as it may deem advisable with respect to all matters pertaining to the Offering or arising thereunder. Except for obligations and liabilities expressly assumed by the Dealer Manager hereunder, the Dealer Manager shall not have any liability to Soliciting Dealer for or in respect of: (a) the validity or value of or title to, the Preferred Shares; (b) the form of, or the statements contained in, or the validity of, the Registration Statement, the Prospectus or any amendment or supplement thereto; (c) any instrument executed by the Company or by others; (d) the form or validity of the Dealer Manager Agreement or this Agreement; (e) the delivery of the Preferred Shares; (f) the performance by the Company or by others of any agreement on its or their part; (g) the qualification of the Preferred Shares for sale under the laws of any jurisdiction; or (h) any matter in connection with any of the foregoing; provided, however, that nothing in this Section 9 shall be deemed to relieve the Company or the Dealer Manager from any liability imposed by the Securities Act. No obligations or liability on the part of the Company or the Dealer Manager shall be implied or inferred herefrom.
10.Conditions to the Effectiveness of this Agreement. This Agreement and the rights and obligations of the parties hereunder shall be subject to the following conditions:
(a)The Dealer Manager Agreement shall have been executed and be in force and effect.
(b)The Registration Statement shall be effective and no stop order suspending the effectiveness of the Registration Statement shall have been issued by the Commission.
(c)FINRA shall have confirmed that it has not raised any objection with respect to the fairness and reasonableness of the terms and arrangements of the distribution of Preferred Shares pursuant to the Offering.
11.Indemnification.
(a)Under the Dealer Manager Agreement, the Company has agreed to indemnify Soliciting Dealer and the Dealer Manager and each person, if any, who controls Soliciting Dealer or the Dealer Manager, in certain instances and against certain liabilities, including liabilities under the Securities Act in certain circumstances. Soliciting Dealer hereby agrees to indemnify the Company and each person who controls it as provided in the Dealer Manager Agreement and to indemnify the Dealer Manager to the extent and in the manner that Soliciting Dealer agrees to indemnify the Company in the Dealer Manager Agreement.

(b)In furtherance of, and not in limitation of the foregoing, Soliciting Dealer will indemnify, defend and hold harmless the Dealer Manager and the Company, and their officers, directors, employees, members, partners, affiliates, agents and representatives, and each person, if any, who controls such entity within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act, and each person who has signed the Registration Statement (“Indemnified Parties”), from and against any losses, claims, damages or liabilities to which any of the Indemnified Parties, and each person who signed the Registration Statement, may become subject, under the Securities Act or the Exchange Act, or otherwise, insofar as such losses, claims and expenses (including the reasonable legal and other expenses incurred in investigating and defending any such claims or liabilities), damages or liabilities (or actions in respect thereof) arise out of or are based upon or are related to (in whole or in part): (i) any material inaccuracy in a representation or warranty contained herein by the Soliciting Dealer, any material breach of a covenant contained herein by the Soliciting Dealer, or any material failure by the Soliciting Dealer to perform its obligations hereunder or to comply with state or federal securities laws applicable to the Offering; (ii) any use of sales literature, including “broker dealer use only” materials, by Soliciting Dealer that is not Approved Sales Literature or use of unauthorized oral communications relating to the Offering by the Dealer Manager or any Soliciting Dealer; (iii) any untrue statement or any alleged untrue statement made by Soliciting Dealer or its representatives or agents or omission or alleged omission by Soliciting Dealer or its representatives or agents to state a fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading in connection with the offer and sale of the Preferred Shares in each case, other than statements or omissions made in conformity with the Registration Statement, Prospectus, Approved Sales Literature or any other materials or information furnished by or on behalf of the Company; or (iv) any failure by Soliciting Dealer to comply with applicable laws governing money laundry abatement and anti-terrorist financing efforts in connection with the Offering, including applicable FINRA Rules, Exchange Act Rules and Regulations and the USA PATRIOT Act (as defined below). Soliciting Dealer will reimburse the aforesaid parties for any reasonable legal or other expenses incurred in connection with investigation or defense of such loss, claim, expense, damage, liability or action. This indemnity agreement will be in addition to any liability which Soliciting Dealer may otherwise have.
(c)Promptly after receipt by any Indemnified Party under this Section 11 of notice of the commencement of any action, such Indemnified Party will, if a claim in respect thereof is to be made against any indemnifying party under this Section 11, promptly notify the indemnifying party of the commencement thereof; provided, however, that the failure to give such notice shall not relieve the indemnifying party of its obligations hereunder except to the extent it shall have been actually prejudiced by such failure. In case any such action is brought against any Indemnified Party, and it notifies an indemnifying party of the commencement thereof, the indemnifying party will be entitled, to the extent it may wish, jointly with any other indemnifying party similarly notified, to participate in the defense thereof, with counsel (including local counsel) (the “Chosen Counsel”) satisfactory to such Indemnified Party (who shall not, except with the consent of the Indemnified Party, be counsel to the indemnifying party), and after notice from the indemnifying party to such Indemnified Party of its election so to assume the defense thereof, the indemnifying party will not be liable to such Indemnified Party under this Section 11 for any legal or other expenses subsequently incurred by such Indemnified Party in connection with the defense thereof, other than reasonable costs of investigation, unless (i) the use of counsel (including local counsel) chosen by the indemnifying party to represent the Indemnified Party would present such counsel with a conflict of interest, (ii) the actual or potential defendants in, or targets of, any such action include both the Indemnified Party and the indemnifying party and the Indemnified Party shall have reasonably concluded that there may be one or more legal defenses available to it and/or other Indemnified Party that are different from or additional to those available to the indemnifying party, (iii) the indemnifying party shall not have employed counsel reasonably satisfactory to the Indemnified

Party to represent the Indemnified Party within a reasonable time after receipt by the indemnifying party of notice of the institution of such action, or (iv) the indemnifying party has authorized in writing the employment of counsel for the Indemnified Party at the expense of the indemnifying party; provided, however, that the indemnifying party shall not, in connection with any one such action or proceeding or separate but substantially similar actions or proceedings arising out of the same general allegations, be liable for the fees and expenses of more than one separate firm of attorneys in addition to the Chosen Counsel at any time for all Indemnified Parties hereunder. Upon assumption by the indemnifying party of the defense thereof, the Indemnified Party shall have the right to participate in such action or claim and to retain its own counsel but, except as set forth in clauses (i) through (iv) of the preceding sentence, the indemnifying party shall not be liable to such Indemnified Party for any legal fees and expenses of other counsel subsequently incurred by such Indemnified Party in connection with the defense thereof. Any such indemnifying party shall not be liable to any such Indemnified Party on account of any settlement of any claim or action effected without the consent of such indemnifying party, such consent not to be unreasonably withheld or delayed.
12.Contribution. If the indemnification provided for in Section 11 is for any reason unavailable to or insufficient to hold harmless an Indemnified Party in respect of any losses, liabilities, claims, damages or expenses referred to therein, the contributions provisions set forth in Section 11 of the Dealer Manager Agreement shall be applicable.
13.Company as Party to Agreement. Each of the Company and the Manager shall be a third-party beneficiary of Soliciting Dealer’s representations, warranties, covenants and agreements contained in this Agreement. No provision of this Agreement may be amended or waived without the prior written consent of the Company and the Manager. The Company shall have all enforcement rights in law and in equity with respect to those portions of this Agreement as to which it is third party beneficiary.
14.Privacy Laws; Compliance. Soliciting Dealer agrees to: (a) abide by and comply with (i) the privacy standards and requirements of the Gramm-Leach-Bliley Act of 1999 (the “GLB Act”); (ii) the privacy standards and requirements of any other applicable federal or state law; and (iii) Soliciting Dealer’s own internal privacy policies and procedures, each as may be amended from time to time and (b) refrain from the use or disclosure of nonpublic personal information (as defined under the GLB Act) of all customers who have opted out of such disclosures, except as necessary to service the customers or as otherwise necessary or required by applicable law.
15.Anti-Money Laundering Compliance Programs. Soliciting Dealer represents to the Dealer Manager and to the Company that it has established and implemented anti-money laundering compliance programs (“AML Program”) in accordance with applicable law, including applicable FINRA Conduct Rules, the Exchange Act Rules and Regulations and the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, as amended (the “USA PATRIOT Act”), specifically including, but not limited to, Section 352 of the International Money Laundering Abatement and Anti-Terrorist Financing Act of 2001 (the “Money Laundering Abatement Act,” and together with the USA PATRIOT Act, the “AML Rules”) reasonably expected to detect and cause the reporting of suspicious transactions in connection with the offering and sale of the Preferred Shares. Soliciting Dealer further represents that it currently is in compliance with all AML Rules, specifically including, but not limited to, the Customer Identification Program requirements under Section 326 of the Money Laundering Abatement Act, and Soliciting Dealer hereby covenants to remain in compliance with such requirements and shall, upon request by the Dealer Manager or the Company, provide a certification to the Dealer Manager or the Company, that, as of the date of such certification (a) its AML Program is consistent with the AML Rules, and (b) it is currently in compliance with all AML Rules, specifically including, but not limited to, the Customer Identification Program requirements under Section 326 of the Money Laundering Abatement Act. Upon request by the Dealer Manager at any time, Soliciting Dealer will (i) furnish a written copy of its AML

Program to the Dealer Manager for review, and (ii) furnish a copy of the findings and any remedial actions taken in connection with its most recent independent testing of its AML Program.
16.Confidentiality. Each party to this Agreement agrees to maintain all information received from the other party pursuant to this Agreement in confidence, and each party to this Agreement agrees not to use any such information for any purpose, or disclose any such information to any person or entity, except as permitted by this Agreement or applicable laws, rules and regulations. This Section 16 shall survive the termination or expiration of this Agreement.
17.Non-Solicitation. Subject to this Section 17, the Dealer Manager agrees that it will not (and the Dealer Manager will use reasonable good faith efforts to ensure that its employees and representatives do not) solicit business from any of Soliciting Dealer’s contacts or customers or knowingly recruit any of Soliciting Dealer’s independent registered representatives. Notwithstanding the foregoing, the Dealer Manager may solicit Soliciting Dealer’s contacts, customers or independent registered representatives but only to the extent that the Dealer Manager can demonstrate a relationship with such contacts, customers or independent registered representatives that was not derived through the efforts of Soliciting Dealer’s representatives who are engaged in selling efforts directly in connection with the Offering. This Section 17 shall survive the termination or expiration of this Agreement.
18.Miscellaneous.
(a)Soliciting Dealer hereby authorizes and ratifies the execution and delivery of the Dealer Manager Agreement by the Dealer Manager as the dealer manager of the Offering for itself and on behalf of all Soliciting Dealers, including Soliciting Dealer party hereto, and authorizes the Dealer Manager to agree to any variation of the terms or provisions of the Dealer Manager Agreement and to execute and deliver any amendment, modification or supplement thereto. Soliciting Dealer hereby agrees to be bound by all provisions of the Dealer Manager Agreement relating to Soliciting Dealers. Soliciting Dealer also authorizes the Dealer Manager to exercise, in the Dealer Manager’s discretion, all the authority or discretion now or hereafter vested in the Dealer Manager by the provisions of the Dealer Manager Agreement and to take all such actions as the Dealer Manager may believe desirable in order to carry out the provisions of the Dealer Manager Agreement and of this Agreement.
(b)This Agreement, except for the provisions of Sections 9, 11, 12, 13, 14, 16, 17, and 18, may be terminated at any time by either party hereto upon five business days’ prior written notice to the other party and, in all events, this Agreement shall terminate on the termination date of the Dealer Manager Agreement, except for the provisions of Sections 9, 11, 12, 13, 14, 16, 17, and 18, which shall survive the expiration or earlier termination of this Agreement.
(c)Any notice, waiver, consent, approval or other communication (each, a “Notice”) from Soliciting Dealer shall be in writing addressed to the Dealer Manager at:
CCO Capital, LLC
2398 East Camelback Road, 4th Floor
Phoenix, AZ 85016
Attention: President
Any notice from the Dealer Manager to Soliciting Dealer shall be in writing and addressed to Soliciting Dealer at Soliciting Dealer’s address appearing following its signature below, or if such address is no longer valid, then at the address set forth in reports filed by Soliciting Dealer with FINRA. Any such notice will take effect upon receipt thereof.

Each Notice shall be deemed to have been duly given and effective upon actual receipt (or refusal of receipt). Any party may by Notice to the other parties given in accordance with this Section 18(c) designate another address or person for receipt of Notices hereunder. If the address of a party has changed, then such party promptly shall by Notice to the other parties given in accordance with this Section 18(c) designate a new address for receipt of Notices hereunder. For the avoidance of doubt, if a Notice given in accordance with this Section 18(c) to a party is returned to the sender as being refused or undeliverable (or having a similar status), then such Notice to such party shall be deemed to have been duly given and effective on the date that such Notice was originally sent.
(d)Nothing herein contained shall constitute the Dealer Manager, Soliciting Dealer, the other Soliciting Dealers or any of them as an association, partnership, limited liability company, unincorporated business or other separate entity.
(e)This Agreement shall be effective for all sales by Soliciting Dealer on and after the date of this Agreement.
(f)The Company may authorize the Company’s transfer agent to provide information to the Dealer Manager and Soliciting Dealer regarding record holder information about the clients of Soliciting Dealer who have invested with the Company on an on-going basis for so long as Soliciting Dealer has a relationship with such client. Soliciting Dealer shall not disclose any password for a restricted website or portion of a restricted website provided to Soliciting Dealer in connection with the Offering and shall not disclose to any person, other than an officer, director, employee or agent of Soliciting Dealer, any material downloaded from such restricted website or portion of a restricted website.
(g)Soliciting Dealer shall have no right to assign this Agreement or any of its rights hereunder or to delegate any of its obligations hereunder. Any purported assignment or delegation by Soliciting Dealer shall be null and void. The Dealer Manager shall have the right to assign any or all of its rights and obligations under this Agreement to any other third party by written notice, and Soliciting Dealer shall be deemed to have consented to such assignment by execution hereof.
(h)This Agreement may be amended from time to time by consent of the parties hereto. Soliciting Dealer’s consent will be deemed to have been given to an amendment to this Agreement, and such amendment will be effective, five business days following written notice to Soliciting Dealer of such amendment if it does not notify the Dealer Manager in writing prior to the close of business on such fifth business day that Soliciting Dealer does not consent to such amendment. Notwithstanding the foregoing, Soliciting Dealer agrees that (i) it shall consent to any amendment, supplement or modification of the terms of this Agreement requested by FINRA, and (ii) any amendment, supplement or modification of the terms of this Agreement will be effective immediately and Soliciting Dealer’s consent will be deemed to have been given to any such amendment, supplement or modification by its sale of Preferred Shares or otherwise receiving and retaining an economic benefit for participating in the Offering as a Soliciting Dealer.
(i)This Agreement may be executed (including by facsimile or other electronic transmission) with counterpart signature pages or in counterpart copies, each of which shall be deemed an original but all of which together shall constitute one and the same instrument comprising this Agreement.
(j)The invalidity or unenforceability of any provision of this Agreement shall not affect the other provisions hereof, and this Agreement shall be construed in all respects as if such invalid or unenforceable provision was omitted.

(k)The failure of any party to insist upon or enforce strict performance by any other party of any provision of this Agreement or to exercise any right under this Agreement shall not be construed as a waiver or relinquishment to any extent of such party’s right to assert or rely upon any such provision or right in that or any other instance; rather, such provision or right shall be and remain in full force and effect.
(l)This Agreement and all claims arising out of or relating to it and the relationships created hereby, shall be governed by, and construed and enforced in accordance with, the laws of the State of New York, U.S.A. applicable to contracts made and to be performed wholly within such state. The parties agree to waive trial by jury in any action, proceeding or counterclaim brought by or on behalf of any of them with respect to any matter whatsoever relating to or arising out of this Agreement. Each party irrevocably and unconditionally submits to the exclusive jurisdiction of any state or Federal court sitting in New York County, New York over any suit, action or proceeding arising out of or relating to this Agreement. Each party irrevocably hereby agrees that, without prejudice to use of other methods of service, service of any process, summons, notice or document by U.S. certified mail, return receipt requested, addressed to the applicable party at the address that appears on the first page of this Agreement shall be effective service of process for any action, suit or proceeding brought in any such court.

[Signatures on following page]

If the foregoing is in accordance with Soliciting Dealer’s understanding and agreement, please sign and return the attached duplicate of this Agreement. Soliciting Dealer’s indicated acceptance thereof shall constitute a binding agreement between Soliciting Dealer and the Dealer Manager.

Very truly yours,

CCO CAPITAL, LLC

By:
Name:
Title:

Dealer Manager Signature Page to
Soliciting Dealer Agreement

LA_LAN01:358470.2

The undersigned dealer confirms its agreement to act as a Soliciting Dealer pursuant to all the terms and conditions of the above Soliciting Dealer Agreement and the Dealer Manager Agreement attached as Exhibit A hereto. The undersigned dealer hereby represents that it will comply with the applicable requirements of the Securities Act, the Securities Act Rules and Regulations, the Exchange Act and the Exchange Act Rules and Regulations. The undersigned dealer represents and warrants that it is duly registered as a broker-dealer under the provisions of the Exchange Act and the Exchange Act Rules and Regulations or is exempt from such registration. The undersigned dealer confirms that it and each salesperson acting on its behalf are members in good standing of FINRA and duly licensed by the regulatory authority in the state in which its principal office is located, or are exempt from registration with such authorities. The undersigned dealer hereby represents that it will comply with the Rules of FINRA, all rules and regulations promulgated by FINRA and all applicable laws, rules and regulations.

Dated: ______________, 2022
Name of Soliciting Dealer

Federal Identification Number

By:
Name:
Authorized Signatory

Kindly have checks representing selling commissions forwarded as follows (if different than above): (Please type or print)

Name of Firm:

Address:
Street

City

State and Zip Code

Telephone No.

Fax No.

Attention:

EXHIBIT A
(Dealer Manager Agreement)